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                                                                     Exhibit 4.7

                            THIRD AMENDMENT TO LEASE
                            ------------------------

     THIS THIRD AMENDMENT TO LEASE, is made and entered this 28 day of August, 1997, by and between UNILENS CORP., USA, a Delaware corporation, hereinafter referred to as "Lessee" and DR. KLAUS R. HOFFMANN and MRS. URSULA HOFFMANN, hereinafter collectively referred to as "Lessor".

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Bryan Diary Limited, a Florida limited partnership, as lessor, ("Bryan Dairy") and University Optical Products Co., a Delaware corporation, as lessee ("University Optical"), entered into that certain lease dated February 25, 1983, and recorded in Official Records Book 5490, Page 1537, of the Public Records of Pinellas County, Florida (the "Lease"); and

     WHEREAS, Bryan Dairy has conveyed its interest in the property to Lessor and University Optical has its assigned its interest in the Lease to Lessee by Assignment of Lease dated February 28, 1989, effective as of January 31, 1989, and recorded in Official Records Book 5973, Page 2368, of the Public Records of Pinellas County, Florida; and

     WHEREAS, Lessor and Lessee entered into that certain Amendment to Lease dated February 22, 1991; and

     WHEREAS, Lessor and Lessee entered into that certain Second Amendment to Lease dated September 30,1993; and

     WHEREAS, Lessor and Lessee desire to modify and extend the term of the Lease, as amended, according to the terms set forth herein; and

     WHEREAS, Lessor and Lessee acknowledge and agree that the Lease, as amended, is in full force and effect and neither party is presently in default thereof;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Lessor and Lessee agree to amend the Lease as follows:

     1. Recitals. Lessor and Lessee acknowledge and agree that the recitals set forth above are true and accurate.

     2. Lease Term. The term of the Lease, as amended, shall be for a period of eleven (11) years beginning on October 1, 1997 and ending September 30, 2008.

     3. Base Rent. The annual base rent for the amended Lease term beginning on October 1, 1997 shall be in the total amount of One Hundred Eighty-Two Thousand Six Hundred Twenty-One Dollars ($182,621.00) based upon an annual per square foot rate of $6.75. The amount of base rent is in addition to the other payments under the present lease agreement,

                                      - 1 -

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including, but not limited to, the amounts paid under the promissory note, common area maintenance charges, sales taxes, escrow payments for real estate taxes and insurance premiums. The aforesaid annual rent amount shall continue for each year until September 30, 2002. The annual base rent for the period beginning October 1, 2002 shall be modified in an amount which shall be measured by either the actual percentage increase in the Consumer Price Index ("CPI") (as defined in paragraph 2 of the Second Amendment to Lease dated September 30,1993) during the period from October 1, 1997 through September 30, 2002, or three percent (3%) annually, whichever is less. The annual base rent for the period beginning October 1, 2007 shall be modified in an amount which shall be measured by either the actual percentage increase in the CPI during the period from October 1, 2002 through September 30, 2007, or three percent (3%) annually, whichever is less. Annual base rent payable hereunder shall be paid in twelve
(12) equal monthly installments beginning on or before October 1, 1997 and on the first day of each consecutive month thereafter.

     4. Maintenance and Repairs. Lessor, at Lessor's sole expense, shall maintain and keep in good repair the roof, gutters, parking area, curbs, sidewalks, truck well, foundation and exterior walls in, on or about the Premises. All such repairs and maintenance shall be performed by Lessor so as to cause as little interruption to Lessee and to Lessee's business as is reasonably possible. Lessor shall, at Lessor's sole expense, repair the roof and gutters on the Premises and repair the parking lot on or about the Premises as described in that certain letter dated April 7, 1997 attached hereto as Exhibit A and incorporated hereinby reference. Such repairs to the roof, gutters and parking lot shall in all events be corrected by Lessor on or before September 30, 1998. Lessee shall be solely responsible to maintain and repair the air conditioning/heating system for the Premises. All maintenance and repairs to the Premises not expressly designated herein as being the responsibility of Lessor shall be the sole responsibility of Lessee.

     5. Lessor's Cooperation on Insurance/Taxes. Lessor shall cooperate, support and reasonably assist Lessee in Lessee's efforts to (a) combine or bundle insurance on the Premises so as to obtain the best premium cost for the coverage required under the Lease, as amended; and (b) to reduce the real estate taxes and assessments for the Premises. Any reduction hereafter in insurance premiums or real estate taxes or assessments shall inure to the benefit of Lessee so that such sums shall directly reduce Lessee's obligations therefor. Notwithstanding the foregoing, nothing herein shall authorize Lessee to modify, alter or amend Lessor's presently existing insurance coverage. Any combining or bundling of insurance on the Premises as described herein shall be subject to Lessor's and Lessor's lender's prior written approval.

     6. Waiver of Accrued CPI Increases. Lessor and Lessee agree that any unpaid rent amounts which have accrued or which shall accrue, directly or indirectly, as a result of CPI increases prior to October 1, 1997 are hereby waived by Lessor. Lessor and Lessee have taken into account and incorporated any such amounts into the base rent amount described herein.

     7. Approval by Protective Life. As a condition to this Third Amendment, Lessor and Lessee acknowledge and agree that Lessor must get approval for the terms hereof from Protective Life Insurance Company ("PLIC"). Lessor agrees to exercise due diligence and to take all action necessary to obtain such approval as quickly as possible after execution of this Third Amendment. Lessor shall promptly notify Lessee upon obtaining such approval from

                                        2

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PLIC. Until such approval is obtained by Lessor, the Lease, as previously amended, shall remain in full force and effect.

     8. Authorization for Agreement. Lessee represents and warrants that its execution and performance of this Third Amendment has been duly authorized by all necessary action, will not violate any of the terms or conditions of this agreement, indenture, or instrument to which it is a party or result in the imposition any lien, charges or encumbrance upon any of its property, and that this Third Amendment is a legal, valid and binding obligation of Lessee, enforceable in accordance with its terms.

     9. Binding Effect. The Third Amendment shall (a) bind Lessor, Lessee and their heirs, successors and assigns; and inure to the benefit of Lessor and Lessee and their heirs, successors and assigns.

     10. Preparation of Agreement. Both Lessor and Lessee have participated in the negotiation and preparation of this Third Amendment; and, accordingly, this Third Amendment shall not be more strictly construed against either of the parties.

     11. Force and Effect on Lease. Except as modified by this Third Amendment and the two prior above-referenced amendments, the Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Lease to be duly executed on the day and year first above written.

WITNESSES:                              LESSOR:


/s/ Dr. Thomas Adam                     /s/ Dr. Klaus R. Hoffmann
-------------------------------------   --------------------------------------
Name: DR. THOMAS ADAM                   DR. KLAUS R. HOFFMANN
     --------------------------------


/s/ Anna Oelkrug
-------------------------------------
Name: ANNA OELKRUG
     --------------------------------

/s/ Dr. Thomas Adam                     /s/ Ursula Hoffmann
-------------------------------------   ----------------------------------------
Name: DR. THOMAS ADAM                   URSULA HOFFMANN
     --------------------------------


/s/ Anna Oelkrug
-------------------------------------
Name: ANNA OELKRUG
     --------------------------------

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                                        LESSEE:

Witnesses:                              UNILENS CORP., USA
                                        a Delaware corporation


/s/ Henry H. Hollidge                   /s/ Michael J. Pecora
-------------------------------------   ----------------------------------------
Name: HENRY H. HOLLIDGE                 Title: TREASURER
     --------------------------------         ----------------------------------
                                        Name: MICHAEL J. PECORA
                                             -----------------------------------


/s/ Josepha Bruno
-------------------------------------
Name: Josepha Bruno

                                     CONSENT

     The undersigned Unilens Vision, Inc. (formerly Unilens Optical Corp.), a Canadian corporation, hereby consents to the Third Amendment to Lease dated August 28, 1997, by and between Unilens Corp., USA, as Lessee, and Dr. Klaus
R. Hoffmann and Mrs. Ursula Hoffmann, as Lessor, and hereby confirms the continuation of its guarantee to Dr. Klaus R. Hoffmann and Mrs. Ursula Hoffmann, as Lessor, the payment and performance by Unilens Corp., USA, and the terms and conditions of the Lease, as amended by said Third Amendment to Lease.

Witnesses:                              UNILENS VISION, INC.
                                        (formerly Unilens Optical Corp.),
                                        a Canadian corporation


/s/ Karen Sarno                         By:  Alfred W. Vitale
-------------------------------------      -------------------------------------
Name: Karen Sarno                       Title: Chairman & CEO
                                              ----------------------------------


/s/ David O. Lavallee Jr
-------------------------------------
Name: DAVID O. LAVALLEE JR

                                        4

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COUNTRY OF PINELLAS
STATE OF FL
     The foregoing instrument was acknowledged before me this 28 day of August, 1997, by ALFRED W. Vitale, Tale the Chairman & CEO of Unilens Vision, Inc., a Canadian corporation, on behalf of the corporation. Said person is personally known to me or produced ______________________as identification.


-------------------------------------   Donna M. Wheeler
           DONNA M. WHEELER             ----------------------------------------
   NOTARY PUBLIC, STATE OF FLORIDA      Notary Public
    MY COMM. EXP- JANUARY 31,2000
           COMM. # CC 529061            My Commission expires:
-------------------------------------

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